Exhibit 107
Calculation of Filing Fee Tables
F-3
(Form Type)
Cenntro Electric Group Limited
(Exact Name of Registrant as Specified in its Charter)
…………………………………………………
N/A
(Translation of Registrant’s Name into English)
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Ordinary Shares, no par value, underlying the convertible notes	457(f)	49,466,669(2)	1.2375(5)	$61,215,002.89	$0.0000927	$5,674.63
Fees To be Paid	Equity	Ordinary Shares, no par value per share, underlying the Investor Warrants	457(g)	24,733,336(3)	$1.61(5)	$39,820,670.96	$0.0000927	$3,691.38
Fees To be Paid	Equity	Ordinary Shares, no par value per share, underlying the Placement Agent Warrants	457(g)	2,473,334(4)	$1.77(5)	$4,377,801.18	$0.0000927	$405.82
	Total Offering Amounts					$105,413,475.03		$9,771.83
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9,771.83

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Ordinary Shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Represents up to 49,466,669 ordinary shares of the registrant, no par value, issuable upon the conversion of certain senior convertible note debentures at a conversion price of $1.2375 per share, which were issued to certain investors as identified in the “Selling Shareholders” section in this registration statement in connection with that certain securities purchase agreement, dated July 20, 2022 (the “Convertible Notes”).

(3)
Represents up to 24,733,336 ordinary shares of the registrant, no par value, issuable upon the exercise of certain ordinary share purchase warrants at an initial exercise price of $1.61 per share, which were issued to certain investors as identified in the “Selling Shareholders” section in this registration statement in connection with that certain securities purchase agreement, dated July 20, 2022 (the “Investor Warrants”).

(4)
Represents up to 2,473,334 ordinary shares of the registrant, no par value, issuable upon the exercise of certain ordinary shares purchase warrants at an exercise price of $1.77 per share, which warrants were issued to the placement agent and/or its assignees as identified in the “Selling Shareholders” section in this registration statement in connection with that certain placement agency agreement, dated July 20, 2022 (the “Placement Agent Warrants”).

(5)	Calculated pursuant to Rule 457(f) under the Securities Act, based on the conversion price of the Convertible Notes.

(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.